                                                                      EXHIBIT 12


                    THE LUBRIZOL CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

               (all amounts except ratios are shown in thousands)




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
                                      2001            2000            1999            1998            1997
                                   ---------       ---------       ---------       ---------       ---------

Pretax income                      $ 139,949       $ 170,348       $ 195,350       $ 118,814       $ 231,147
Add (deduct) earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                         (558)          1,135          (3,195)         (1,470)         (3,018)

Add losses of less than 50%
  owned affiliates included
  in pretax income                     2,162           1,818              18             888              66

Add fixed charges net of
  capitalized interest                25,041          26,869          29,696          18,976          10,803


Add previously capitalized
  interest amortized during
  period                               1,634           1,255           1,446           1,191           1,118
                                   ---------       ---------       ---------       ---------       ---------

"Earnings"                         $ 168,228       $ 201,425       $ 223,315       $ 138,399       $ 240,116
                                   =========       =========       =========       =========       =========

Gross interest expense
  including capitalized
  interest ("Fixed Charges")       $  24,142       $  26,282       $  28,953       $  20,743       $  13,194

Ratio of earnings to
  fixed charges                         6.96            7.66            7.71            6.67            18.2

Special adjustments:
--------------------

"Earnings"                         $ 168,228       $ 201,425       $ 223,315       $ 138,399       $ 240,116

Plus (less) special
  charges/credits                                     (4,484)         19,569          36,892

Less litigation settlements                          (19,395)        (17,626)        (16,201)
                                   ---------       ---------       ---------       ---------       ---------

Adjusted "Earnings"                $ 168,228       $ 177,546       $ 225,258       $ 159,090       $ 240,116
                                   =========       =========       =========       =========       =========

Ratio of adjusted earnings
  to fixed charges                      6.97            6.76            7.78            7.67            18.2
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